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                                                                 Exhibit 99.1


                     HACH AND LAWTER AGREE ON STOCK BUYBACK


     LOVELAND, COLORADO, JUNE 26, 1997 Hach Company (NASDAQ: HACH) announced today that it has entered into a definitive agreement with Lawter International for the repurchase by Hach Company of Lawter International's entire holdings of Hach Company Common Stock. The 3,157,220 shares, representing approximately 28% of Hach Company's outstanding Common Stock, will be purchased for $19.00 per share. The purchase will be made using approximately $25 million to $30 million of cash on hand, supplemented by bank borrowings. The purchase is expected to be completed shortly, subject to certain customary closing conditions.

     "We believe this represents a win-win resolution of a long-standing issue for both Hach Company and Lawter International. From the standpoint of Hach Company and its stockholders, other than Lawter International, the transaction is significantly and immediately accretive to earnings per share. Moreover, it achieves a restructuring of our capital base to reflect more appropriate leverage for our company and does so in a transaction which does not reduce the real public float in our shares," said Kathryn Hach-Darrow, Hach Company's chairman and chief executive officer. "Finally, the market overhang represented by Lawter International's holdings will be eliminated."

     Hach Company was advised in the transaction by Lazard Freres & Co. LLC.

     Separately, Hach Company indicated that its Board intends to proceed with a previously-announced proposed amendment to its certificate of incorporation to create a new non-voting class of common stock. The proposed amendment will be submitted for stockholder approval at the Company's annual meeting on September 9, 1997, rather than the special meeting of stockholders previously scheduled for July 23, 1997, which has been cancelled.

     Hach Company is engaged in the manufacture and distribution of laboratory instruments, process analyzers, test kits, and analytical reagents which are used to analyze the chemical content and other properties of water and other aqueous solutions.

This press release contains forward-looking statements, including without limitation, statements regarding expected earnings. Actual results may materially differ from those in the forward-looking statements. Factors that may cause such differences include changes in customer demand and requirements, delays in introducing new products, foreign exchange rate fluctuations, the level of government funding, especially funding by municipalities for water-related products, competition and conditions in the U.S. economy in general, and worldwide economic conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, further events or otherwise.

CONTACT:  Gary R. Dreher
          Vice President and Chief Financial Officer
          (970) 669-3050 Ext. 2241